Poplar Forest Capital LLC

SEC-Registered Investment Adviser
Code of Ethics

As of: December 2012

Poplar Forest Capital LLC	Code of Ethics As of December 2012

Table of Contents

Statement of General Policy	3
Standards of Business Conduct	4
Definitions	4
Prohibition Against Insider Trading	6
What is Material Information	6
What is Nonpublic Information	6
Identifying Inside Information	6
Contacts with Public Companies	7
Tender Offers	7
Restricted Lists	7
Additional Prohibitions	7
Confidentiality of Poplar Forest Transactions	7
Outside Business Activities and Directorships	7
Interested Transactions	8
Unlawful Actions	8
Personal Securities Transactions	8
Pre-Clearance Required for Participation in IPOs	8
Pre-Clearance Required for Private or Limited Offerings	8
Pre-Clearance Required for all Covered Securities	9
Pre-Clearance for the Chief Compliance Officer	9
Reporting Requirements	9
Monitoring and Review of Personal Securities Transactions	10
Violations of Personal Securities Transactions	10
Gifts and Entertainment	10
Certification	11
Further Information	11
Records	11
Reporting	11
Violations and Sanctions	11
Annual Report to the Board	12
Attestation	13
Exhibit A – Initial/Annual Holdings Report	15
Exhibit B – Quarterly Holdings and Transaction	19

Poplar Forest Capital LLC	Code of Ethics As of December 2012

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Poplar Forest Capital LLC (“Poplar Forest”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) as well as Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

This Code establishes rules of conduct for Access Persons (which pursuant to the definition on page 4 includes all employees) and others related to Poplar Forest and is designed, among other things, to govern personal securities trading activities in their accounts. The Code is based upon the principle that Access Persons owe a fiduciary duty to conduct their affairs, including personal securities transactions, in such a manner as to avoid (i) serving personal interests ahead of client interests, (ii) taking inappropriate advantage of their position with Poplar Forest and (iii) actual or potential conflicts of interest or abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards maintained by Poplar Forest are applied.  The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct.

Pursuant to Section 206 of the Advisers Act and Rule 17j-1 of the 1940 Act, both Poplar Forest and its Access Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct, especially as it relates to knowledge of the investments and investment intentions of Poplar Forest.  Compliance with these sections involves more than acting with honesty and good faith alone.  It means that Poplar Forest has an affirmative duty to act in the best interests of its clients. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of Poplar Forest or its advisees.

Poplar Forest and its Access Persons are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to seek the best execution for a client’s transactions, with all factors considered, when Poplar Forest is in a position to direct brokerage transactions for the client;
•	The duty to believe that investment advice is suitable and reflective of the client’s objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Poplar Forest expects every Access Person to demonstrate high standards of ethical conduct for continued employment with Poplar Forest.  Access Persons are urged to seek the advice of the Chief Compliance Officer (“CCO”) for any questions about the Code or the application of the Code to their individual circumstances.  Access Persons also should understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Poplar Forest.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for Access Persons of Poplar Forest in their conduct.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO.  The CCO may grant exceptions to certain provisions contained in the Code in those situations when it seems clear that the interests of our clients ought not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Access Persons.

A copy of this Code shall be made available to any individual who makes such a request in writing to Poplar Forest.

Poplar Forest Capital LLC	Code of Ethics As of December 2012

Standards of Business Conduct

Poplar Forest places the highest priority on maintaining its reputation for integrity and professionalism.  The confidence and trust placed in Poplar Forest by our clients is something we value and endeavor to protect.  The following standards of business conduct set forth policies and procedures designed to achieve these goals.  This Code of Ethics is intended to comply with the various provisions of the Advisers Act and the 1940 Act, and also requires that all Access Persons comply with the various applicable provisions of: the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 17j-1 of the 1940 Act generally seeks to address conflicts of interest situations involving persons having knowledge of the investments and investment intentions of Poplar Forest. Such policies and procedures are contained in this Code.  The Code also contains policies and procedures with respect to personal securities transactions for all Poplar Forest’s Access Persons as defined herein.  These procedures cover transactions in a Covered Security in which an Access Person has a Beneficial Interest or accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s immediate family and/or household members.

Section 206 of the Advisers Act makes it unlawful for Poplar Forest or its agents or Access Persons to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices.  Rule 17j-1 of the 1940 Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of Securities Held or to be Acquired by investment advisers or their advisees if effected by Access Persons of such companies. This Code of Ethics contains provisions that prohibit these and other enumerated activities and are reasonably designed to detect and prevent violations of the Advisers Act, the 1940 Act, and rules thereunder.

These antifraud provisions include the SEC Compliance Programs of Investment Companies and Investment Advisers (“Compliance Programs Rule”) (SEC Rule 206 (4)-7), which requires advisers to adopt a formal compliance program designed to prevent, detect and correct any actual or potential violations by the adviser or its Access Persons, as well as other federal securities laws and rules adopted under the Advisers Act.

Definitions

For the purposes of this Code of Ethics, the following definitions shall apply:

“Access Person” means any director, officer, general partner, or Advisory Person (as defined below) of Poplar Forest. Given the small number of individuals employed at Poplar Forest, at this time, all employees are deemed Access Persons.

“Account” means accounts of any Access Person and includes accounts of the Access Person’s immediate family members (any relative by blood or marriage or significant other living at the same address as the Access Person), and any account in which he or she has a direct or indirect Beneficial Interest, such as trusts and custodial accounts or other accounts in which the Access Person has a Beneficial Interest or can exercise investment authority. In addition, “Account” shall be considered to include accounts over which the Access Person may have substantial influence but not control.

An “Advisory Person” of Poplar Forest is: (i) any employee (or other persons occupying a similar status or performing similar functions, including contract workers if their work is of an ongoing nature and includes access to Poplar Forest investment decisions) of Poplar Forest, or any natural person in a Control (as defined below) relationship with Poplar Forest, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Reportable Security (as defined below) by Poplar Forest or an advisee, or whose functions relate to the making of any recommendation with respect to such purchases or sales; or (ii) any natural person in a Control relationship with Poplar Forest who obtains information concerning recommendations made to Poplar Forest with regard to the purchase or sale of any Reportable Security by Poplar Forest or an advisee.

Poplar Forest Capital LLC	Code of Ethics As of December 2012

 “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A Beneficial Interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the Beneficial Owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

“Clients” shall encompass all clients of Poplar Forest including Poplar Forest advised mutual funds, pooled investment vehicles, institutional separate accounts, broker-dealer sponsored wrap programs and model portfolios, as well as all separately managed accounts.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

“Covered Security” includes all Securities other than: (1) Non-Reportable Securities, (2) Exchange Traded Funds (“ETFs”) and (3) Poplar Forest advised mutual funds.

Non-Reportable Securities shall include

(i)	direct obligations of the Government of the United States;
(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; and
(iii)
shares issued by open-end investment companies registered under the 1940 Act; provided however, that Poplar Forest advised mutual funds and ETFs structured as unit investment trusts shall be deemed “Reportable Securities” hereunder.

“Poplar Forest” shall mean Poplar Forest Capital LLC, a Delaware limited liability company.

“Reportable Security” includes all Securities other than Non-Reportable Securities but inclusive of ETFs and Poplar Forest advised mutual funds.

“Reportable Transaction” means any transaction undertaken in a Covered Security by an Access Person, an Access Person’s immediate family member, or an Access Person’s significant other to the extent they share the same household, in an account in which the aforementioned has direct or indirect influence or control. At this time, ETFs do not require pre-clearance pursuant to Personal Securities – Pre-Clearance Required for all Covered Securities (see page 9).  If at any time, Poplar Forest becomes active in ETFs, ETF transactions will become Reportable Transactions requiring pre-clearance.

“Security” as defined in Section 2(a)(36) of the 1940 Act, means any investment that represents an ownership stake or debt stake in a company, partnership, governmental unit, business or other enterprise.  It includes stocks, bonds, notes, evidences of indebtedness, certificates of participation in any profit-sharing agreement, collateral trust certificates and certificates of deposit for securities.  It also includes many types of puts, calls, straddles, options and warrants on any security or group of securities; fractional undivided interests in oil, gas, or other mineral rights; and investment contracts, variable life insurance policies and variable annuities whose cash values or benefits are tied to the performance of an investment account.  It does not include currencies.  (for clarification purposes “security” is very broad and does include options, limited partnerships interests, private investment funds and hedge funds). Unless expressly exempt, all securities transactions are covered under the provisions of Personal Securities Transactions (See definition of Non-Reportable Securities).

Poplar Forest Capital LLC	Code of Ethics As of December 2012

“Security Held or to be Acquired” by Poplar Forest means: (i) any Security which, (A) is or has recently been held by Poplar Forest’s advisees; or (B) is being or has been considered by Poplar Forest for imminent purchase by Poplar Forest’s advisees; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

Prohibition Against Insider Trading

Poplar Forest prohibits any employee from acting upon, misusing, or disclosing any material non-public information, known as inside information. No Access Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Poplar Forest), while in the possession of material non-public information, nor may any personnel of Poplar Forest communicate material non-public information to others in violation of the law. Any instances or questions regarding possible inside information must be brought immediately to the attention of the Chief Compliance Officer or senior management, and any violations of the firm’s policy may result in disciplinary action up to termination.

What is Material Information?
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, any questions about whether information is material should be directed to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on pre-publication information about The Wall Street Journal’s “Heard on the Street” column.

You also should be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Poplar Forest's securities recommendations and client securities holdings and transactions.

What is Nonpublic Information?
Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information
Before an Access Person executes a trade for themself or others, including investment funds or private accounts advised by Poplar Forest, the Access Person must determine whether they have access to material, nonpublic information.  If they think that they might have access to material, nonpublic information, they should take the following steps:

Poplar Forest Capital LLC	Code of Ethics As of December 2012

A.	Report the information and proposed trade immediately to the CCO.
B.	Do not purchase or sell the securities on behalf of themself or others, including investment funds or private accounts advised by Poplar Forest.
C.	Do not communicate the information inside or outside Poplar Forest, other than to the CCO.
D.	After the CCO has reviewed the issue, Poplar Forest will determine whether the information is material and nonpublic and, if so, what action Poplar Forest will take.
E.	The Access Person should consult with the CCO before taking any action. This degree of caution should protect the Access Person, Clients, and Poplar Forest.

Contacts with Public Companies
Contact with public companies may represent an important part of the Company’s research efforts.  Poplar Forest may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, an Access Person of Poplar Forest or other person subject to this Code of Ethics becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, Poplar Forest must make a judgment as to its further conduct.  To protect the Access Person, our clients and Poplar Forest, the Access Person should contact the CCO immediately if they believe that they may have received material, nonpublic information.

Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces significant gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Access Persons of Poplar Forest and others subject to this Code of Ethics should exercise caution any time they become aware of nonpublic information relating to a tender offer.

Restricted Lists
Although Poplar Forest does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate action.  Such action may include putting securities on a restricted list.
In the event the CCO places certain securities on a “restricted list,” Poplar Forest and Access Persons, their immediate family members, and/or members of their household are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed on such a restricted list.  Securities issued by companies about which a number of Access Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

Additional Prohibitions

Confidentiality of Poplar Forest Transactions
Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course of business, all information concerning the securities “being considered for purchase or sale” by Poplar Forest shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis.

Outside Business Activities and Directorships
Access Persons may not engage in any outside business activities that are likely to give rise to conflicts of interest or jeopardize the integrity or reputation of Poplar Forest. Similarly, no such outside business activities may be inconsistent with the interests of Poplar Forest. All directorships of public or private companies held by Access Persons shall be reported to the CCO promptly after becoming an Access Person and annually thereafter.

Poplar Forest Capital LLC	Code of Ethics As of December 2012

Interested Transactions
No Access Person shall recommend any transaction in any Securities to Poplar Forest without having disclosed to the CCO his or her interest, if any, in such Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Securities of such issuer; any contemplated transaction by the Access Person in such Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

Unlawful Actions
Access Persons may not use information concerning the investments or investment intentions of Poplar Forest, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of Poplar Forest and/or its Clients.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by Poplar Forest. In this regard, Access Persons should recognize that Rule 17j-1 of the 1940 Act makes it unlawful for any affiliated person of Poplar Forest, in connection with the purchase or sale, directly or indirectly, by such person of a Reportable Security Held or to be Acquired by Poplar Forest to:

A.	employ any device, scheme or artifice to defraud Poplar Forest or its clients;
B.
make any untrue statement of a material fact to Poplar Forest or its clients or omit to state to Poplar Forest or its clients a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon Poplar Forest or its clients; or
D.	engage in any manipulative practice with respect to Poplar Forest or its clients.

Personal Securities Transactions & Records

Poplar Forest has adopted the following principles governing personal investment activities by Poplar Forest’s Access Persons.

•	The interests of client accounts will be placed first at all times;
•
All personal securities transactions will be conducted in such manner as to seek to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Access Persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs
All prospective transactions by Access Persons, their immediate family members, and/or members of their household in Initial Public Offerings (which shall include both initial and secondary offerings) are subject to pre-clearance by the CCO.  Pre-clearance should be requested by sending an email request to the CCO and compliance@poplarforestllc.com.

Pre-Clearance Required for Private or Limited Offerings
All prospective transactions by Access Persons, their immediate family members, and/or members of their household in private or limited offerings are subject to pre-clearance by the CCO.  Pre-clearance should be requested by sending an email request to the CCO and compliance@poplarforestllc.com.

Poplar Forest Capital LLC	Code of Ethics As of December 2012

Pre-Clearance Required for all Covered Securities
No Access Person, their immediate family members, and/or members of their household may directly or indirectly acquire or dispose of Beneficial Ownership of any Covered Securities without the prior written approval of the CCO. Pre-clearance should be requested by sending an email request to the CCO and compliance@poplarforestllc.com. Advance trade clearance in no way waives or absolves any Access Person, their immediate family members, and/or members of their household of the obligation to abide by the provisions, principles, and objectives of these Code of Ethics. Post-approval is not permitted. Pre-clearance authorization will expire at the end of the second (2nd) business day after it is granted.  The day authorization is granted is considered the first business day.

Pre-Clearance for the Chief Compliance Officer
All of the CCO’s transactions, which require pre-clearance pursuant to the preceding paragraphs, will be pre-cleared by another designated supervisory person.

Reporting Requirements
Pursuant to the 1940 Act Rule 17j-1(d)(2)(v) and the Advisers Act Rule 204A-1(b)(3), every Access Person shall provide initial and annual holdings reports as well as a quarterly attestation to the CCO which should contain the information described below. It is the policy of Poplar Forest that each Access Person must arrange for his/her brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO.

A.	Initial and Annual Holdings Report
Every Access Person must, no later than 10 days after becoming an Access Person (and the information must be current as of a date no more than 45 days before the holdings report is submitted), and annually no later than 30 days after the end of each calendar year, submit to the CCO an Initial/Annual Holdings Report (See attached Exhibit A) which will include the following information:
	i.	The title and type, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security and/or reportable fund in which the Access Person, their immediate family members, and/or members of their household had any direct or indirect Beneficial Ownership;
	ii.	The name of any broker, dealer or bank with whom the Access Person, their immediate family members, and/or members of their household maintained an account in which any Reportable Securities were held for the direct or indirect benefit of the Access Person; and
	iii.	The date the report is submitted by the Access Person.

B.	Quarterly Transaction Reports

Within 30 days after the end of each calendar quarter, each Access Person shall submit to the CCO a Quarterly Attestation (See attached Exhibit B) which will include but not be limited to the following information:

	i.	a list of all accounts established during the quarter by the Access Person, their immediate family members, and/or members of their household which held or could hold Reportable Securities in which he or she had any Beneficial Ownership;
	ii.	Name of the broker, dealer or bank with whom the Access Person, their immediate family members, and/or members of their household established the account;
	iii.	The date the account was established; and
	iv.	The date the report is submitted by the Access Person.

If at any time Poplar Forest does not receive duplicate statements within 30 days after the end of the calendar quarter for any accounts in which the Access Person, their immediate family members, and/or members of their household had any direct or indirect Beneficial Ownership during the previous quarter, the Access Person will submit, with the Quarterly Attestation, a report detailing all transactions in Covered Securities during the quarter which will include: (a) the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered Security involved; (b) the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition); (c) the price of the security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through the transaction was effected; and (e) the date the Access Person Submits the report.
Quarterly Transaction Reports are not required for transactions effected pursuant to an automatic investment plan.

Poplar Forest Capital LLC	Code of Ethics As of December 2012

A person need not make a report hereunder with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control.

All of the CCO’s reports required hereunder will be reviewed by another designated supervisory person.

Monitoring and Review of Personal Securities Transactions
The CCO or a designee will monitor and review all reports required herein for compliance with Poplar Forest’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Poplar Forest. Any transactions for any accounts of the CCO will be reviewed by another designated supervisory person. The CCO shall at least annually identify all Access Persons who are required to file reports pursuant to this Code of Ethics and will inform such Access Persons of their reporting obligations.

Violations of Personal Securities Transactions
In the event that, during the review process, the CCO or designee identifies a personal security transaction violation, such violation(s) will be reviewed with the CEO, documented, and classified as “minor” or “significant” at the CEO’s discretion.  In the event that the infraction is deemed to be significant or at such time that there is a collection of minor infractions that demonstrate a pattern of willful disregard for the personal securities restrictions, such Access Person will be subject to disciplinary action (which may include disposing of the security(ies) and donating any profits) up to and including termination.

Gifts and Entertainment

It shall be in violation of this Code of Ethics for any Access Person to accept or give gifts or entertainment to any outside party which can be considered unreasonable and excessive by industry standards.  The purpose of this policy is to maintain unimpaired the ability of such Access Person to be disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of Poplar Forest.

No Access Person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of Poplar Forest. No Access Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of Poplar Forest.  For purposes of this provision, a “de minimus” gift is defined as any single gift or any series of gifts that accumulates to greater than $200 per entity per year.

No Access Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Poplar Forest. Access Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Annually, all Access Persons will be required to attest to the fact that they have complied with the limitations outlined in the preceding paragraphs.

Poplar Forest Capital LLC	Code of Ethics As of December 2012

Certification

All Access Persons will be provided with a copy of the Code and must upon initial employment and annually thereafter certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all securities accounts and transactions as required by the Code.

All Access Persons shall receive promptly any material amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the material amendment; (ii) read and understood such amendment; (iii) and agreed to abide by the Code as amended.

Further Information

Access Persons should contact the CCO regarding any inquiries pertaining to the Code established herein.

Records

All records shall be maintained in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940 Act. The CCO shall maintain or cause to be maintained, in a readily accessible place, for the period required by Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940 Act (the “Required Period”), the following records:
1.	A copy of any Code of Ethics adopted by Poplar Forest pursuant to Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1 which is or has been in effect during the Required Period;
2.	A record of any violation of Poplar Forest's Code of Ethics and any action that was taken as a result of such violation;
3.
A record of all written acknowledgements of receipt of the Code of Ethics and amendments thereto for each person who is currently, or within the Required Period was, an Access Person, which shall be retained for the Required Period after the individual ceases to be an Access Person of Poplar Forest;

4.
A copy of each required report made by an Access Person, including a copy of each brokerage account statement made in lieu of holding and transaction reports pursuant to Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1(d)(1),;

5.	A list of all persons who are, or have been, Access Persons;
6.	A record of any decision and reason(s) supporting such decision to approve an Access Person’s acquisition of securities in IPOs and/or private or limited offerings and/or publicly traded securities;
7.	A record of any decision and reason(s) supporting such decision by the CCO to grant an exemption to a blackout period trading restriction;
8.	A record of all written acknowledgements made by Access Persons regarding gifts or entertainments received or given by Access Persons; and
9.	A copy of each annual report to the board (described immediately below).

Reporting

1.	Violations and Sanctions
All Access Persons shall report to the CCO and/or the CEO all apparent violations of this Code of Ethics in a timely manner. Any retaliation for the reporting of a violation under the Code will itself constitute a violation.

Poplar Forest Capital LLC	Code of Ethics As of December 2012

The CEO shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of employment with Poplar Forest.

2.	Annual Report to the Mutual Fund Board

On at least an annual basis, the CCO of Poplar Forest shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations, and submit the information to the Chief Compliance Officer of any registered investment company for whom Poplar Forest acts as investment adviser for review by the investment company's Board of Trustees.

On an annual basis, the CCO of Poplar Forest shall certify to the Board of Trustees of any registered investment company for whom Poplar Forest acts as investment adviser that Poplar Forest has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics.

Poplar Forest Capital LLC	Code of Ethics As of December 2012

Poplar Forest
Code of Ethics

Attestation
I have read and reviewed the entire contents of Poplar Forest’s Code of Ethics and have obtained an interpretation of any provision(s) about which I had a question. I accept responsibility for understanding, complying with and, when appropriate, seeking guidance regarding same.

I will report violations of the Code, laws or other Company policies of which I am aware or that I suspect have taken place.  I understand that I am required to cooperate fully with Poplar Forest Capital LLC in any investigation of violations.  I understand that my failure to comply with the Code of Ethics may result in disciplinary action, up to and including termination.

Printed Name:	Signature:
Date:

Poplar Forest Capital LLC	Code of Ethics As of December 2012

Poplar Forest Capital LLC	Code of Ethics As of December 2012

EXHIBIT A
Initial/Annual Holdings Report

Disclosure of Securities Accounts and Securities Holdings
Pursuant to Poplar Forest Capital’s Code of Ethics, all accounts which may hold Securities, as defined in the Code of Ethics, must be disclosed upon acceptance of employment and annually thereafter. Accounts include employee accounts as well as accounts of immediate family and household members and are as follows:

•	All brokerage accounts
•	Any individual IRA accounts.
•	All managed accounts including but not limited to 401(k) accounts and 529 Plans.
•	Accounts at US Bank that hold shares of Poplar Forest Partners Fund.
•	Private investments where the exit strategy could reasonably involve a public security.

In addition, any hard copy stock certificates of securities held outside the medium of a securities account also should be disclosed on the Initial/Annual Holdings Report and subsequent quarterly reports for as long as they are owned.

Acknowledgment and Consent
I hereby attest that I have read and understand the Code of Ethics. I affirm that I have disclosed all accounts and that I have provided all necessary documentation as prescribed in the Firm’s Code of Ethics and in this disclosure document.

☐ If you have no Accounts to disclose, please check this box. Otherwise, please complete the information below regarding account(s) held.

Employee signature:

Employee name:

Date:

Reviewed By:

Reviewer Name:

Date:

Poplar Forest Capital LLC	Code of Ethics As of December 2012

Initial/Annual Holdings Report

Account 1
Account name/holder:
Account number:
Name of institution:

Account 2
Account name/holder:
Account number:
Name of institution:

Account 3
Account name/holder:
Account number:
Name of institution:

Account 4
Account name/holder:
Account number:
Name of institution:

Account 5
Account name/holder:
Account number:
Name of institution:

Account 6
Account name/holder:
Account number:
Name of institution:

Account 7
Account name/holder:
Account number:
Name of institution:

Account 8
Account name/holder:
Account number:
Name of institution:

Account 9
Account name/holder:
Account number:
Name of institution:

Poplar Forest Capital LLC	Code of Ethics As of December 2012

Type of Account	Include on Initial Holdings Report	Duplicate Statements Required (1) (2)	Pre-Clearance of Trades in Covered Securities (“Reportable Transactions”)
Brokerage	Yes	Yes	Yes
Individual IRA	Yes	Yes	Yes
Managed Accounts - 401(k)s, 529 Plans etc.	Yes	No Unless self directed	No Unless self directed
US Bank for Poplar Forest advised mutual funds	Yes	No if acct held at Quasar	No - but must promptly report any activity after the fact
Private Investments – excluding real property investments	Yes	No	Pre-clearance for new and incremental investments

(1)
Poplar Forest requires duplicate statements when an individual has the ability to hold individual Securities in his/her account, whether he/she chooses to exercise that option or not.  In other words, the individual may hold strictly mutual funds in an Individual IRA.  However, if nothing precludes the individual from converting the mutual fund to cash and buying individual stocks with the proceeds, then duplicate statements must be provided.

(2)
Duplicate statements required. These duplicate statements can be sent via U.S. Post to “Poplar Forest Capital LLC, Attention: Chief Compliance Officer, 70 South Lake Avenue, Suite 930, Pasadena, CA  91101”.

Poplar Forest Capital LLC	Code of Ethics As of December 2012

Poplar Forest Capital LLC	Code of Ethics As of December 2012

EXHIBIT B
Quarterly Holdings and Transaction Report
Note: Quarterly Reports are due by the end of the month following the end of each calendar quarter.

Employee name:

Calendar quarter and year:

Please answer Yes/No to each of the following questions:

•	I have opened a new Account(s) this quarter (e.g., I have affirmatively opened a new account or been a newly-named beneficiary in an existing account).
Yes   or   No

•	I only undertook Reportable Transaction(s) this quarter for which pre-approval had been sought and received.
Yes (in compliance)            or           No (not in compliance)

•	I have changed an Account(s) this quarter (e.g., I changed an account from one where I did not have the ability to direct trades to one where I do).
Yes   or   No

To the extent you or someone in your household has opened a new account or changed an account during the quarter, please provide the relevant information below.

Account name/holder:
Reportable Account number:
Name of institution:
Action(s) taken:

Account name/holder:
Reportable Account number:
Name of institution:
Action(s) taken:

If necessary, please add additional accounts, including the information shown above, on an attached sheet.

Signed:

Date:

Reviewed By:

Reviewer Name:

Date: